                             Joint Filing Agreement

            The undersigned hereby agree that Amendment No. 2 to the statement on Schedule 13D, dated as of the date hereof (the "Statement"), with respect to the common stock, $0.50 par value per share, of Chief Consolidated Mining
Company, an Arizona corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of
1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned have executed this Joint Filing
Agreement as of the 28th day of August, 2007.

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.

By: Dimeling, Schreiber & Park
Its General Partner

    By: /s/ Richard R. Schreiber
        ------------------------
    Name:  Richard R. Schreiber
    Title: Principal

DIMELING, SCHREIBER & PARK

By: /s/ Richard R. Schreiber
    ------------------------
Name:  Richard R. Schreiber
Title: Principal

/s/ Richard R. Schreiber
------------------------
Richard R. Schreiber

/s/ Steven G. Park
------------------
Steven G. Park